Exhibit 99.1

Tactile Medical Appoints Sherri Ferstler as Senior Vice President of Sales

MINNEAPOLIS—July 18, 2023 (GLOBE NEWSWIRE) —Tactile Systems Technology, Inc. (“Tactile Medical”) (Nasdaq: TCMD), a medical technology company providing therapies for people with chronic disorders, today announced the appointment of Sherri Ferstler to the position of Senior Vice President of Sales, effective July 31, 2023. Ms. Ferstler will succeed Eric Pauls, who will be resigning from the Company, effective July 28, 2023.

“Sherri is a strategic leader with over 25 years of experience in the healthcare industry and a successful history of developing and leading high-performance teams at scale,” said Dan Reuvers, President and Chief Executive Officer of Tactile Medical. “Sherri brings extensive executive sales leadership experience, most recently within Johnson & Johnson Vision, where she led a team of over 325. She’s proven herself as a strong developer of teams that deliver high-growth results on both the top and bottom-line. She’s led multiple successful product launches, resourcefully used data to expand field-productivity and proven herself as a coach at multiple levels. Adding Sherri further enriches our executive leadership team, our ability to build and operate at scale, and our ability to lead change and expand productivity.”

Mr. Reuvers continued: “I also want to thank Eric for his contributions to Tactile Medical and the patients with chronic conditions that we serve.”

Prior to joining Tactile Medical, Ms. Ferstler served as Vice President Sales, North America for Johnson & Johnson Vision since 2016 (NYSE: JNJ). In this position, Ms. Ferstler led the field & inside sales teams, strategic accounts & training functions selling Acuvue brand contact lenses across multiple channels.

Ms. Ferstler began her career in 1992 with Parke-Davis Pharmaceuticals where she served in a variety of sales, sales management and training and development roles. She joined Pfizer in 2000, serving as a district sales manager for all branded pharmaceutical products until 2003, then as Director of Division Operations and as a regional manager for Pfizer’s Urology and Respiratory product portfolios. From 2007 to 2016, Ms. Ferstler led regional and national sales teams for Endo Pharmaceuticals, Bayer Diabetes Care and Mylan Pharmaceuticals. Ms. Ferstler holds Bachelor of Arts in Psychology from the State University of New York College at Buffalo.

About Tactile Systems Technology, Inc. (DBA Tactile Medical)

Tactile Medical is a leader in developing and marketing at-home therapies for people suffering from underserved, chronic conditions including lymphedema, lipedema, chronic venous insufficiency and chronic pulmonary disease by helping them live better and care for themselves at home. Tactile Medical collaborates with clinicians to expand clinical evidence, raise awareness, increase access to care, reduce overall healthcare costs and improve the quality of life for tens of thousands of patients each year.

Legal Notice Regarding Forward-Looking Statements

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like “may,” “will,” “should,” “could,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “continue,” “confident,” “outlook,” “guidance,” “project,” “goals,” “look forward,” “poised,” “designed,” “plan,” “return,” “focused,” “prospects” or “remain” or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of the Company’s control that can make such statements untrue, including, but not limited to, the impacts of inflation, rising interest rates or a recession; the adequacy of the Company’s liquidity to pursue its business objectives; the Company’s ability to obtain reimbursement from third-party payers for its products; adverse economic conditions or intense competition; price increases for supplies and components; wage and component price inflation; loss of a key supplier; entry of new competitors and products; compliance with and changes in federal, state and local government regulation; loss or retirement of key executives, including prior to identifying a successor; technological obsolescence of the Company’s products; technical problems with the Company’s research and products; the Company’s ability to expand its business through strategic acquisitions; the Company’s ability to integrate acquisitions and related businesses; the impacts of the COVID-19 pandemic on the Company’s business, financial condition and results of operations, and the Company’s inability to mitigate such impacts; the effects of current and future U.S. and foreign trade policy and tariff actions; or the inability to carry out research, development and commercialization plans. In addition, other factors that could cause actual results to differ materially are discussed in the Company’s filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company undertakes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Investor Inquiries:

Mike Piccinino, CFA

ICR Westwicke

443-213-0500

investorrelations@tactilemedical.com